U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

FORTUNA HOLDINGS, LTD.
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   (Last)                            (First)              (Middle)

CHARLOTTE HOUSE, SHIRLEY STREET & CHARLOTTE STREET
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                                    (Street)

NASSAU                          BAHAMAS
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   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

UBUYHOLDINGS,INC.               UBYH

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

FORTUNA HOLDINGS, LTD.          IRS  EIN  SSN  Not Applicable
BAZSULY FAMILY L.L.P.           Fed. EIN  Applied for
WORLDWIDE WEB DESIGNERS, INC.   Fed. EIN  65-0930219
STEVE BAZSULY   SSN  Available on written request by regulatory authorities

Who deny the existence of any group and who are sometimes collectively referred to as the "Reporting Persons". This Form 5 is a joint filing.

________________________________________________________________________________
4.   Statement for Month/Year

DECEMBER 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

JULY 2001

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

COMMON                                 12/21/00      4G              1,100,000    D      $0.02   82,550,000      D
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

(7)Sole Voting Power ...........
        FORTUNA HOLDINGS, LTD.                  82,550,000 Common Stock

        FORTUNA HOLDINGS LTD.                   50,000,000 Preferred Stock

        STEVEN BAZSULY                           4,975,000 Common Stock

(8)Shared Voting Power                          -


(9)Sole Dispositive Power
        FORTUNA HOLDINGS, INC.                  82,550,000 shares
        STEVEN BAZSULY                           4,975,000 shares

(10)Shared Dispositive Power                    -

(11)Aggregate Amount Beneficially Owned by each Reporting Person

        BAZSULY FAMILY L.P.                     72,550,000 shares
        WORLDWIDE WEB DESIGNERS, INC            10,000,000 shares
        STEVEN BAZSULY                           4,975,000 shares
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

December 21st 2000, Fortuna Holdings, Ltd., distributed a total of 1,100,000 shares of restricted common stock as seasonal gifts to ten separate entities.





Dated   September 3rd 2001

Fortuna Holdings, Ltd.

By:/s/ JOHN E. J. KING
-------------------------------------
**John E. J. King, President

Bazsuly Family L.P.

By:/s/ Steve Bazsuly
-------------------------------------
        Steve Bazsuly, General Partner

Worldwide Web Designer, Inc.

By:/s/ Jennifer Martin
--------------------------------
        Jennifer Martin, President


By:/s/ John E. J. King
-----------------------------------
        John E. J. King



      John E. J. King                                     09/7/2001
------------------------------------               -----------------------
**Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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